Exhibit 10.1

KILROY REALTY CORPORATION
2006 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT AGREEMENT

GRANT NOTICE

Kilroy Realty Corporation (the “Company”) has granted to the Participant named below an award of Restricted Stock Units (“RSUs”). The terms and conditions of the award are set forth in this Grant Notice (the “Grant Notice”), and Appendices A and B attached hereto and incorporated herein by this reference (collectively, this “Agreement”).

Participant:	[_______] (the “Participant”)

Grant Date:	[_______] (the “Grant Date”)

Total Number of RSUs:	[_____]
Of the total number of RSUs, [__________] are “Time-Vest RSUs” and [__________] are “Performance-Vest RSUs.”

Vesting Dates:
[The Time-Vest RSUs shall vest in three (3) substantially equal installments (rounded down to the nearest whole RSU until the last installment) on each of [January 5, 2016], [January 5, 2017] and [January 5, 2018].]

[The Performance-Vest RSUs are subject to performance- and time-based vesting requirements. The performance-based vesting requirements are set forth on Appendix B attached hereto, and to the extent such performance requirements are satisfied, the Eligible Performance-Vest RSUs (as defined in Appendix B) shall vest in one lump sum (rounded down to the nearest whole RSU) on the first date on which the Committee determines that the performance vesting conditions applicable to such RSUs have been achieved by the Company as provided in Appendix B.]
The RSUs are subject to accelerated vesting in connection with certain changes in control of the Company or certain terminations of the Participant’s employment as and to the extent provided herein.

Time-Vest RSUs Deferral Election:
Participant elected [not to defer any distribution of the Time-Vest RSUs] [a deferred distribution of the Time-Vest RSUs but with no fixed-date election] [a deferred distribution of the RSUs with a fixed-date election of ____________, ___] pursuant to Participant’s [2015] Restricted Stock Unit Deferral Election Form dated [December __, 2014] (the “Deferral Election Form”).

Performance-Vest RSUs Deferral Election:
Participant elected [not to defer any distribution of the Performance-Vest RSUs] [a deferred distribution of the Performance-Vest RSUs but with no fixed-date election] [a deferred distribution of the Performance-Vest RSUs with a fixed-date election of ____________, ___] pursuant to the Deferral Election Form.

The award is granted under and is further subject to the terms and conditions of the Company’s 2006 Incentive Award Plan (as amended from time to time, the “Plan”), incorporated herein by this reference. The Participant acknowledges having received and read, and understands, the Plan and this Agreement. The Participant agrees to the terms and conditions of the award as set forth in this Agreement. If the Participant is married, his or her spouse must also sign the Consent of Spouse set forth below.
[The Participant consents to the reduction in his target incentive opportunity for his [2015] Annual Cash Award (as such term is defined in his Employment Agreement) to the level approved by the Committee on or about the Grant Date and previously communicated to the Participant.]

KILROY REALTY CORPORATION, a Maryland corporation ________________________________ Name: __________________________ Title: ___________________________	PARTICIPANT: ____________________________________ Printed Name: ________________________
KILROY REALTY CORPORATION, a Maryland corporation ________________________________ Name: __________________________ Title: ___________________________
CONSENT OF SPOUSE
I, ____________________, spouse of ____________________, have read and approve this Agreement. In consideration of issuing to my spouse the Restricted Stock Units and Dividend Equivalent rights set forth in this Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under this Agreement and agree to be bound by the provisions of the Agreement insofar as I may have any rights in said Agreement and any Restricted Stock Units, Dividend Equivalent rights, shares of Kilroy Realty Corporation or cash issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of this Agreement.
Dated: _______________, _____            ________________________________
Signature of Spouse

2

APPENDIX A
TERMS AND CONDITIONS OF
RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENT RIGHTS

1.    Grant. The effective date of the award is the Grant Date. The total number of RSUs subject to the award is the total number of RSUs set forth in the Grant Notice. Except as otherwise expressly provided herein, all capitalized terms used in this Agreement and not otherwise defined shall have the meanings provided in the Plan or in Appendix B.
2.    RSUs. Each RSU that vests in accordance with this Agreement shall represent the right to receive, as determined by the Committee in accordance with Section 6 below, either (i) a payment of one share of Stock or (ii) a payment in cash equal to the Fair Market Value of one share of Stock on the applicable Distribution Date (as defined below). Prior to actual payment in respect of any vested RSU, such RSU will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.    Dividend Equivalent Rights.
(a)    Each RSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent right. Such Dividend Equivalent right shall entitle the Participant to have a hypothetical bookkeeping account (established and maintained for purposes of tracking the RSUs and any additional RSUs credited to such account in respect of Dividend Equivalent rights in accordance with this Section 3 (the “Account”)) that is credited upon the Company’s payment of dividends to stockholders of outstanding shares of Stock if the Dividend Equivalent right is or was outstanding on the applicable Stock record date. Subject to Section 3(c) below, when such dividends are so declared, the following shall occur:
(i)    on the date that the Company pays a cash dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the quotient of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by the per share dollar amount of such dividend, divided by (B) the Fair Market Value of a share of Stock on the date such dividend is paid,
(ii)    on the date that the Company pays a Stock dividend in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account with a number of full and fractional RSUs equal to the product of (A) the total number of RSUs credited to the Account but not yet distributed (including any RSUs granted hereunder and any additional RSUs credited with respect to Dividend Equivalent rights), multiplied by (B) the number of shares of Stock distributed with respect to such dividend per share of Stock, or
(iii)    on the date that the Company pays any other type of distribution in respect of outstanding shares of Stock, the Company shall credit the Participant’s Account in an equitable manner based on the total number of RSUs held in the Account, as determined in the sole discretion of the Committee.
(b)    To the extent that any additional RSUs are credited to the Participant’s Account in respect of the Participant’s Dividend Equivalent rights, such additional RSUs shall be subject to the same vesting terms as the original RSUs to which they relate (e.g., additional RSUs credited in respect of Time-Vest RSUs will be subject to the same time-based vesting requirements as the underlying Time-Vest RSUs, while additional RSUs credited in respect of Performance-Vest RSUs will be subject to the same performance- and time-based vesting requirements as the underlying Performance-Vest RSUs) and shall also carry corresponding Dividend Equivalent rights.

(c)    Dividend Equivalent rights shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right in connection with the Company’s payment of a dividend) through the earlier to occur of (i) the termination or forfeiture for any reason of the RSU to which such Dividend Equivalent right corresponds, or (ii) the delivery to the Participant of payment for the RSU (in accordance with Section 6 below) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable Stock record date for a Company dividend (other than due to the termination or forfeiture of the RSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, the Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Section 3, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Committee, such Dividend Equivalent right amount shall be made in cash (rather than RSUs to be paid in Stock).
(d)    Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the RSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Code Section 409A.
4.    Vesting. The RSUs shall vest in accordance with the vesting schedule provided in the Grant Notice. The date on which any RSUs vest pursuant to the terms of this Agreement is referred to herein as the “Vesting Date” of such RSUs.
5.    Termination of Employment or Service.
(a)    General. Except as described below in connection with certain terminations of the Participant’s employment or services, the Participant must continue to provide services as an Employee, Consultant or member of the Board through the applicable Vesting Date in order to vest in the applicable installment of Time-Vest RSUs and Eligible Performance-Vest RSUs. Upon the Participant’s termination as an Employee, Consultant or member of the Board, as applicable, all RSUs that have not vested as of such termination (taking into consideration any vesting that may occur in connection with such termination as provided in this Section 5) shall automatically be forfeited and canceled without payment of consideration therefor.
(b)    Qualifying Termination. The rules set forth below in this Section 5(b) shall apply in the event of a Qualifying Termination. A “Qualifying Termination” means that [(1) the Participant’s employment by the Company is terminated by the Company without Cause [(as such term is defined in the Participant’s employment agreement with the Company (the “Employment Agreement”)] or by the Participant with Good Reason [(as defined in the Employment Agreement)], in either event, on or after [____________, ___], (2)] while employed by the Company, the Participant dies or becomes “disabled” (within the meaning of Code Section 409A), [or (3) in the event of the Participant’s Retirement (as defined in the Employment Agreement)].
Subject to the release requirement set forth below, in the event of the Participant’s Qualifying Termination:

•
The unvested Time-Vest RSUs that are outstanding immediately prior to such Qualifying Termination shall fully vest and become nonforfeitable immediately prior to such Qualifying Termination, and, as to the time-based vesting requirements applicable to the unvested Performance-Vest RSUs that are outstanding immediately prior to such Qualifying Termination, such time-based vesting requirements shall be considered fully satisfied immediately prior to such Qualifying Termination.

•
In the event of a Qualifying Termination before [December 31, 2017] and prior to a 409A Change in Control Event, the performance period applicable to the Performance-Vest RSUs shall end in connection with such Qualifying Termination and the number of Eligible Performance-Vest RSUs shall be determined in accordance with Appendix B hereto, as modified by this paragraph. If the Qualifying Termination occurs on or before [June 30, 2015], the applicable percentage based on the Company’s FFO Per Share performance shall be deemed to be 100%. If the Qualifying Termination occurs after [June 30, 2015], and before [December 31, 2015], the FFO Per Share measurement/target levels set forth in Appendix B shall be pro-rated for a short performance period ending with the quarter prior to the quarter in which the Qualifying Termination occurs, and the applicable percentage based on the Company’s FFO Per Share performance shall be determined based on the Company’s actual FFO Per Share for that short performance period against such pro-rated measurement/target levels. In addition, the applicable percentage determined based on the Company’s TSR Percentile Ranking shall be based on each year of the three (3)-year period relevant for such determinations that is completed prior to the date of the Qualifying Termination, and the short year in which the Qualifying Termination occurs (with the applicable Ending Prices determined as of the date of the Qualifying Termination for purposes of determining TSRs and the TSR Percentile for such short year). For purposes of clarity, if a Qualifying Termination occurred on [June 30, 2015], for example, there would be no completed year of the three (3)-year period and the TSR Percentile Ranking would be determined solely with respect to the short period of approximately six (6) months ending with the date of the Qualifying Termination.

•
The benefits provided by the preceding two paragraphs are subject to the condition that the Participant (or, in the event of the Participant’s death or disability, the Participant’s estate or personal representative, as the case may be) provide the Company with, and the Participant (or his estate or personal representative, as the case may be) does not revoke, a general release [in substantially the form attached to the Participant’s Employment Agreement (or, if no such form is attached to the Employment Agreement,] in a form prescribed by the Company). Such general release shall be provided to the Participant (or his estate or personal representative, as the case may be) within five (5) days of the Qualifying Termination date and the Participant (or his estate or personal representative, as the case may be) shall execute and deliver to the Company the general release within thirty (30) days after the Company provides the release to the Participant (or forty-five (45) days if such longer period of time is required to make the release maximally enforceable under applicable law). In the event this paragraph applies and the general release (and the expiration of any revocation rights provided therein or pursuant to applicable law) could become effective in one of two taxable years depending on when the Participant (or his estate or personal representative, as the case may be) executes and delivers the release, any payment conditioned on the release shall not be made earlier than the first business day of the later of such two tax years. For purposes of this Agreement, “business day” means a calendar day other than a Saturday, Sunday or Federal holiday.

[(c)    Employment Agreement. The Time-Vest RSUs shall be subject to any accelerated vesting protections afforded to the Participant in his Employment Agreement, in addition to the protections set forth above in this Grant Notice. The Performance-Vest RSUs, however, shall be subject to the termination of employment rules set forth in Section 5(b) above and not any severance, accelerated vesting, or similar provisions of any Employment Agreement. As to the Performance-Vest RSUs, any provision of an Employment Agreement giving the Participant “better of” (or similar) treatment (e.g., the better of the severance protections afforded in the Employment Agreement or the applicable award agreement) shall not apply. To the extent the Participant’s Employment Agreement includes, as a component of any severance that may be payable to the Participant pursuant to the Employment Agreement, a measure based on “Annual Incentives” or similar measure that includes the value of equity awards granted during a prescribed period of time, in determining such Annual Incentives (or similar) for the Participant, the grant date fair value of the RSUs (as determined by the Company as of the Grant Date based on its customary accounting principles, and assuming that the RSUs were accounted for under FASB ASC Topic 718) shall be taken into account (to the extent that the value of equity awards granted during the year in which the Grant Date occurs are relevant such purposes), and in no event shall the actual payment of the RSUs be taken into account for purposes of any determination of such Annual Incentives (or similar).

The provisions of this paragraph control in the event of any inconsistency with an Employment Agreement and notwithstanding anything in an Employment Agreement to the contrary. Each Employment Agreement is deemed amended to the extent (if any) necessary to give effect to this paragraph. The Participant specifically agrees with this paragraph and agrees that the grant of the RSUs satisfies the Company’s equity award grant obligations to the Participant through [2015].]
[(c)    For purposes of this Agreement, “Cause” shall mean “cause” as defined in an applicable employment agreement between the Company and the Participant or, if no such employment agreement exists or such employment agreement does not contain a definition of “cause,” then Cause shall mean: (i) the Participant’s conviction for commission of a felony or a crime involving moral turpitude; (ii) the Participant’s willful commission of any act of theft, embezzlement or misappropriation against the Company; or (iii) the Participant’s willful and continued failure to substantially perform the Participant’s duties as an Employee, Consultant or member of the Board of the Company (other than such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure is not remedied within a reasonable time after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that the Participant has not substantially performed the Participant’s duties.
(d)    For purposes of this Agreement, “Good Reason” shall mean “good reason” as defined in an applicable employment agreement between the Company and the Participant or, if no such employment agreement exists or such employment agreement does not contain a definition of “good reason,” then Good Reason shall mean: (i) the Company’s material breach of any of its obligations under any written, applicable employment agreement between the Company and the Participant, if any, or (ii) any material diminution in the Participant’s authority, duties or responsibilities as an Employee, Consultant or member of the Board of the Company without the Participant’s prior written consent. Notwithstanding the foregoing, the Participant will not be deemed to have resigned for Good Reason unless (A) the Participant provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Participant to constitute Good Reason within ninety (90) days after the date of the occurrence of any event that the Participant knows to constitute Good Reason, (B) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (C) the effective date of the Participant’s termination for Good Reason occurs no later than ninety (90) days after the expiration of the Company’s cure period.]
6.    Distribution.
(a)    Distribution Date. Subject to Sections 6(d) and 10 below, payment with respect to RSUs issued under this Agreement (including any RSUs issued in respect of Dividend Equivalent rights) shall, to the extent vested, be paid to the Participant on or within sixty (60) days following the earliest to occur of (i) the date of the Participant’s “separation from service” within the meaning of Code Section 409A (a “Separation from Service”); (ii) the date of the occurrence of a 409A Change in Control Event (as defined in Appendix B); (iii) the date of the Participant’s death or “disability” (within the meaning of Code Section 409A); and (iv) the time-based vesting date applicable to such RSUs pursuant to Section 4 (as to Time-Vest RSUs) or [December 31, 2017] (as to Performance-Vest RSUs) (any such date, a “Distribution Date”); provided, however, that if the Participant has elected to defer payment of the RSUs on the Participant’s Deferral Election Form (as indicated in the Grant Notice), the Participant’s deferred distribution election as set forth in the Deferral Election Form shall be given effect and the payment date elected by the Participant pursuant to such Deferral Election Form shall be the “Distribution Date” of the RSUs.

(b)    Distribution Payments. All distributions upon payment of the RSUs shall be made by the Company in the form of whole shares of Stock, and to the extent that any fractional RSUs become payable on a Distribution Date, such fractional RSUs shall be paid in cash (unless otherwise determined under Section 15.10 of the Plan). To the extent that any outstanding RSUs remain unvested as of an applicable Distribution Date (after taking into consideration any vesting which may occur in connection with the occurrence of such Distribution Date), then such RSUs shall, to the extent not forfeited in connection with such distribution, be paid as Restricted Stock, and the vesting schedule that applied to such RSUs immediately prior to such distribution shall continue to apply to such Restricted Stock; provided, however, that to the extent any such distributions are payable in cash in accordance with this Section 6(b), such cash amounts (determined as of the Distribution Date) shall instead be paid to the Participant on or within sixty (60) days after the date(s) on which the shares of Restricted Stock to which such cash payments relate would have vested in accordance with this Section 6(b) (and such cash payments shall be forfeitable on the same terms that would otherwise apply to such Restricted Stock).
(c)    Unforeseeable Emergency. If the Participant experiences an “unforeseeable emergency” within the meaning of Code Section 409A (an “Unforeseeable Emergency”), the Committee may, in its sole discretion, permit an early distribution of that portion of the Participant’s vested RSUs reasonably necessary to satisfy the emergency need giving rise to the Unforeseeable Emergency, including any taxes or penalties reasonably anticipated to result from such distribution and taking into consideration any funds that may become available as a result of the termination of any applicable deferral election in connection with such distribution.
(d)    Distributions Following Separations from Service. Notwithstanding anything herein to the contrary, no distribution hereunder shall be made to the Participant during the six (6)-month period following the Participant’s Separation from Service to the extent that the Company determines that paying such amounts at the time set forth in this Section 6 would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant the cumulative amounts that would have otherwise been payable to the Participant during such period.
(e)    Distribution Timing. The time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with the Plan and Code Section 409A and the applicable Treasury Regulations promulgated thereunder. For purposes of clarity, no provision of the Plan (including, without limitation, Section 11.2 thereof) shall alter the time of distribution of the RSUs under this Agreement, except as the Committee may provide consistent with the preceding sentence.
7.    Tax Withholding. The Company shall have the authority and the right to deduct, withhold or require the Participant or beneficiary to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including without limitation any income and employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights. To the extent that such obligations arise at the time that the RSUs are distributed to the Participant in shares of Stock, the Company may, in its sole discretion and in satisfaction of the foregoing requirement, require the Participant to deliver shares of Stock otherwise issuable under this Agreement (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld, provided, that the number of shares of Stock which may be so withheld (or returned) with respect to a taxable event arising in connection with the RSUs and/or the Dividend Equivalent rights shall be limited to the number of shares which have a Fair Market Value on the date of withholding equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes that are applicable to such supplemental taxable income.
8.    Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock deliverable hereunder unless and until certificates representing such shares of Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or any person claiming under or through the Participant.

9.    Non-Transferability. Neither the RSUs or Dividend Equivalent rights nor any interest or right therein or part thereof shall be transferred, assigned, pledged or hypothecated by the Participant in any way in favor of any party other than the Company or a Subsidiary (whether by operation of law or otherwise) and shall not be subjected to any lien, obligation or liability of the Participant to any party other than the Company or a Subsidiary, other than by the laws of descent and distribution. Upon any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale by the Participant under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby shall immediately become null and void. Notwithstanding the foregoing, the Company may assign any of its rights under this Agreement to single or multiple assignees and this Agreement shall inure to the benefit of the successors and assigns of the Company.
10.    Distribution of Stock. In the event shares of Stock are paid to the Participant in accordance herewith, the Company shall not be required to record any shares of Stock in the name of the Participant in the books and records of the Company’s transfer agent, and the Company shall not be required to issue or deliver any certificate or certificates for any shares of Stock prior to the fulfillment of all of the following conditions: (a) the admission of such shares to listing on all stock exchanges on which the Company’s common stock is then listed, (b) the completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Company shall, in its sole and absolute discretion, deem necessary and advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Company shall, in its absolute discretion, determine to be necessary or advisable, and (d) the lapse of any such reasonable period of time following the Distribution Date as the Company may from time to time establish for reasons of administrative convenience. In the event that the Company delays a distribution or payment in settlement of RSUs because it determines that the issuance of shares of Stock in settlement of such RSUs will violate federal securities laws or other applicable law, such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii). No payment shall be delayed under this Section 10 if such delay will result in a violation of Code Section 409A.
11.    No Right to Continued Service. Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue as an Employee, Consultant, member of the Board, or other service provider of the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Subsidiary.
12.    Severability. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement, which shall remain in full force and effect.
13.    Tax Consultation. The Participant understands that he or she may suffer adverse tax consequences in connection with the RSUs and Dividend Equivalent rights granted pursuant to this Agreement. The Participant represents that the Participant has consulted with any tax consultants that he or she deems advisable in connection with the RSUs and the Dividend Equivalent rights and that the Participant is not relying on the Company for tax advice.
14.    Amendment. Subject to Sections 16 and 18 below, this Agreement may only be amended, modified or terminated by a writing executed by the Participant and by a duly authorized representative of the Company.
15.    Relationship to other Benefits. Neither the RSUs, the Dividend Equivalent rights, nor payment in respect of the foregoing shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

16.    Code Section 409A. To the extent that the Company determines that any RSUs and/or Dividend Equivalent rights may not be compliant with or exempt from Code Section 409A, the Company may amend this Agreement in a manner intended to comply with the requirements of Code Section 409A or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to (a) comply with the requirements of Code Section 409A and/or (b) exempt the RSUs and/or the Dividend Equivalent rights from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the RSUs. To the extent applicable, this Agreement shall be interpreted in accordance with the provisions of Code Section 409A.
17.    Clawback. The Participant agrees that all compensation paid or payable to the Participant pursuant to this Agreement shall be subject to (a) the provisions of any claw-back policy implemented by the Company to comply with applicable law or regulation (including stock exchange rules), including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and (b) any other claw-back required by applicable law.
18.    Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
19.    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address (physical or electronic) reflected on the Company’s records. Any notice shall be deemed duly given when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.
20.    Entire Agreement. The Plan and this Agreement (including all exhibits and appendices hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
21    Governing Law. The laws of the State of Maryland shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

APPENDIX B
PERFORMANCE VESTING REQUIREMENTS

The percentage of the Performance-Vest RSUs (if any) that will be eligible to vest on the applicable Vesting Date as set forth in this Agreement (i.e., the number of “Eligible Performance-Vest RSUs”) will be determined as follows:

(1)
the number of Performance-Vest RSUs (as set forth in or determined under the Grant Notice) will be multiplied by the applicable percentage determined in accordance with the following table based on the Company’s FFO Per Share for [2015]:

If the Company’s FFO Per Share for [2015] is:	The applicable percentage is:
$[___] or greater	[___]%
$[___]	[___]%
$[___]	[___]%
Less than $[___]	0% (Zero)

For FFO Per Share amounts between the levels indicated, the applicable percentage will be determined on a pro-rata basis between points.

(2)
the number of RSUs determined as provided in clause (1) above will be multiplied by the applicable percentage determined in accordance with the following table based on the Company’s TSR Percentile Ranking (for the period [2015-2017]):

If the Company’s TSR Percentile Ranking is:	The applicable percentage is:
The [__]th percentile or greater.	[___]%
The [__]th percentile or greater, but equal to or less than the [__]th percentile.	100% (no modification)
The [__]th percentile or lower.	[___]%

For a TSR Percentile Ranking between the levels indicated, the applicable percentage will be determined on a pro-rata basis between points.

(3)	the number of RSUs determined as provided in clause (2) above will be rounded down to the nearest whole RSU.
Determination. During [January or February of 2018] (or such earlier time as provided in this Agreement in the case of a Participant’s Qualifying Termination or a 409A Change in Control Event), the Committee will determine the number of Eligible Performance-Vest RSUs in accordance with the provisions of this Appendix B and, in the event of any ambiguity or discrepancy, the determination of the Committee shall be final and binding.

B-1

Defined Terms. For purposes of this Appendix B, the following definitions shall apply:
“FFO Per Share” shall mean the Company’s funds from operations, determined in accordance with the White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted as provided below, divided by the weighted average common shares of the Company outstanding for [2015], calculated on a diluted basis, including participating share-based awards (i.e. nonvested stock and time-based restricted stock units), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding. Funds from operations shall be equitably and proportionately adjusted to include or exclude, as applicable, the following:

•
exclude expenses associated with variable accounting for equity-based awards to the extent that such expenses exceed the expense that would have been produced had such awards originally been granted as equity awards accounted for under FASB ASC Topic 718;

•	exclude unbudgeted compensation expenses;

•	exclude non-cash charges;

•	exclude acquisition-related expenses;

•	include revenue that would have been included in earnings but is not recognized due to tenant delays;

•	exclude the impact of mergers and similar corporate transactions; and

•	exclude the impact of similar extraordinary items not contemplated by the Committee on the Grant Date.
“TSR Percentile” will be determined for each of [2015, 2016, and 2017], and, for each such year, means the percentile ranking of the Company’s TSR for such year among the TSRs for the Comparison Group members for such year.
“TSR Percentile Ranking” means the average of the TSR Percentile determined for [2015], the TSR Percentile determined for [2016], and the TSR Percentile determined for [2017].
“Comparison Group” means, with respect to a particular year, the Company and each other company included in the SNL US REIT Office Index on the Grant Date that remains included in such Index (or a successor index, in the event that the SNL US REIT Office Index ceases to exist) through the last day of that year.
“TSR” means total shareholder return and shall be determined with respect to the Company and any other Comparison Group member for a particular year by dividing: (a) the sum of (i) the difference obtained by subtracting the applicable Beginning Price for such year from the applicable Ending Price for such year plus (ii) all dividends and other distributions during the applicable year by (b) the applicable Beginning Price for such year. Any non-cash distributions shall be valued at fair market value. For purposes of determining TSR, the value of dividends and other distributions shall be determined by treating them as reinvested in additional shares of stock at the closing market price on the date of distribution.

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“Beginning Price” means, with respect to the Company and any other Comparison Group member for a particular year, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day immediately prior to such year. As to a stock which goes ex-dividend during such twenty (20)-trading day period, the closing market prices as to such stock for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
“Ending Price” means, with respect to the Company and any other Comparison Group member for a particular year, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the twenty (20) consecutive trading days ending with the last trading day of such year. As to a stock which goes ex-dividend during such twenty (20)-trading day period, the closing market prices as to such stock for the portion of such period preceding the ex-dividend date shall be equitably and proportionately adjusted to exclude the amount of the related dividend.
With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable year. In determining the Company’s TSR Percentile for a particular year, in the event that the Company’s TSR for that year is equal to the TSR(s) of one or more other Comparison Group members for that same period, the Company’s TSR will be deemed to be greater than the TSR of such other Comparison Group member(s) for that year.
Change of Control. For purposes of this Agreement, “409A Change in Control Event” means a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A. If a 409A Change in Control Event occurs before [December 31, 2017], the performance period applicable to the Performance-Vest RSUs shall end in connection with such 409A Change in Control Event and the foregoing provisions of this Appendix B shall be applied as modified by this paragraph. For purposes of clarity, the Performance-Vest RSUs shall continue to be subject to the applicable time-based vesting requirement, and the severance protections afforded the Participant in this Agreement shall continue to apply. If the 409A Change in Control Event occurs on or before [March 31, 2015], the applicable percentage based on the Company’s FFO Per Share performance shall be deemed to be 100%. If the 409A Change in Control Event occurs after [March 31, 2015], and before [December 31, 2015], the FFO Per Share measurement/target levels set forth above in this Appendix B shall be pro-rated for a short performance period ending with the quarter prior to the quarter in which the 409A Change in Control Event occurs, and the applicable percentage based on the Company’s FFO Per Share performance shall be the greater of (1) the applicable percentage determined based on the Company’s actual FFO Per Share for that short performance period against such pro-rated measurement/target levels, and (2) 100%. In addition, the applicable percentage determined based on the Company’s TSR Percentile Ranking shall be based on each year of the three (3)-year period relevant for such determinations that is completed prior to the date of the 409A Change in Control Event, and the short year in which the 409A Change in Control Event occurs (with the applicable Ending Prices determined as of the date of the 409A Change in Control Event for purposes of determining TSRs and the TSR Percentile for such short year, and the Ending Price of the Company’s common stock for purposes of such determination shall be the last closing market price for a share of the Company’s common stock on the principal exchange on which such stock is traded immediately prior to such event (for clarity, a twenty (20)-day average will not be used to determine the Ending Price of the Company’s common stock in such circumstances)).
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